Exhibit 10.38

EVOQUA WATER TECHNOLOGIES CORP.
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(ADOPTED FEBRUARY 26, 2018)
ARTICLE 1

PURPOSE
The purpose of this Plan is to provide members of the Board of Directors of Evoqua Water Technologies Corp. who are not employees of the Company or any of its subsidiaries with the opportunity to defer receipt of certain compensation to which they will be entitled while the Plan is in effect. The Plan is intended to be an unfunded, nonqualified deferred compensation plan and shall be construed and administered accordingly.
ARTICLE 2

DEFINITIONS
For purposes of the Plan, the following terms shall have the following meanings:
2.1 “Adjustment Event” shall have the meaning ascribed to such term in the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan.
2.2 “Allocation Date” shall mean, with respect to a Deferral Election, the date on which all or a portion of a Director’s Deferral Amount is credited to his or her Account, which shall be the date on which such Deferral Amount (or portion thereof) would have been paid to the Director (which, with respect to RSUs, shall be the date on which shares of Common Stock would have been issued to the Director in settlement of such RSUs) if the Director had not made a Deferral Election
2.3 “Beneficiary” has the meaning set forth in Section 9.3 of Article 9.
2.4 “Board” shall mean the Board of Directors of the Company.
2.5 “Cash Account” shall mean a memorandum account established on the books of the Company on behalf of a Director, into which shall be credited amounts pursuant to Section 4.1 of Article 4.
2.6 “Cash Account Balance” has the meaning set forth in Section 4.1 of Article 4.
2.7 “Change in Control” shall have the meaning ascribed to such term in the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan.
2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.9 “Committee” shall mean the Compensation Committee of the Board.
2.10“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.
15060252.6

2.11“Company” shall mean Evoqua Water Technologies Corp.
2.12“Compensation” shall mean, with respect to a Plan Year, the annual retainer fees, committee fees, and meeting fees payable to a Director in such Plan Year for services rendered in such Plan Year. For purposes of clarity, “Compensation” shall not mean, with respect to any Director, stock options granted or to be granted by the Company to such Director or Common Stock received or to be received by such Director pursuant to the exercise of such options, but shall include grants of Common Stock (including Common Stock issuable upon settlement of RSUs) made or to be made to such Director as payment of such Director’s annual retainer fees, committee fees, and/or meeting fees.
2.13“Deferral Amount” shall mean any part or all of his or her Compensation elected by a Director to be deferred in a Plan Year.
2.14“Deferral Election” shall mean a Director’s timely election of a Deferral Amount pursuant to Article 3.
2.15“Deferral Period” shall have the meaning set forth in Section 3.1 of Article 3.
2.16“Director” shall mean each member of the Board who is not an employee of the Company or any of its subsidiaries.
2.17“Effective Date” means the date of the Plan’s approval by the Board.
2.18“Employee DC Plan” means the Evoqua Water Technologies LLC Deferred Compensation Plan.
2.19“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.20“Fair Market Value” on any date means: (a) if the Common Stock is listed for trading on a national securities exchange, the closing price at the close of the primary trading session of a share of Common Stock on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as officially quoted in the consolidated tape of transactions on such exchange or such other source as the Committee deems reliable for the applicable date, or if there has been no such closing price of the Common Stock on such date, on the next preceding date on which there was such a closing price; and (b) if the Common Stock is not listed for trading on a national securities exchange, the fair market value of the Common Stock as determined in good faith by the Committee, and, if applicable, in accordance with Sections 409A of the Code.
2.21“Investment Option” shall mean the investment vehicles in which a Director’s Cash Account shall be deemed invested pursuant to Article 5. Investment Options shall be limited to those offered to participants in the Employee DC Plan.
2.22“Payment Method” has the meaning set forth in Section 6.2 of Article 6.
2.23“Plan” shall mean the Evoqua Water Technologies Corp. Deferred Compensation Plan for Non-Employee Directors, as such Plan may be amended from time to time.
2.24“Plan Administrator” shall mean the Compensation Committee of the Board or such other committee of Directors designated by the Board.
2.25“Plan Year” shall mean each calendar year with the first plan year beginning January 1, 2018.

2.26“RSU Agreement” shall mean an agreement evidencing the terms and conditions of a grant of RSUs to a Director.
2.27“RSUs” shall mean Restricted Stock Units granted to a Director pursuant to an RSU Agreement.
2.28“Stock Unit Account” shall mean a memorandum account established on the books of the Company on behalf of a Director, to which shall be credited a number of Stock Units pursuant to Section 4.2 of Article 4.
2.29“Stock Unit Account Balance” shall have the meaning set forth in Section 4.2 of Article 4.
2.30“Stock Units” shall mean units credited to a Director’s Stock Unit Account, with one Stock Unit having a value on any date equal to the Fair Market Value of one share of Common Stock on such date.
2.31“Termination” shall mean termination of a Director’s service as a member of the Board for any reason, including by reason of death or disability.
ARTICLE 3

DEFERRAL ELECTIONS OF COMPENSATION
3.1 Deferral Election. Each Director may elect to have the payment of all or any portion of his or her Compensation for a Plan Year deferred pursuant to the Plan. Each Deferral Election shall be made on a deferral election form or other method required by the Company and shall specify (i) the Deferral Amount, (ii) the Deferral Period, and (iii) the Payment Method in accordance with Schedule I. Subject to Section 6.5, for purposes of this Plan, “Deferral Period”, with respect to any Deferral Election, shall mean the period commencing on the the first day of the calendar year in which a Deferral Election is made and ending, at the election of the Director, on (i) the date of the Director’s Termination or (ii) a date specified by the Director in his or her Deferral Election in accordance with Schedule I.
3.2 Timing of Deferral Elections. Deferral Elections in respect of Compensation otherwise payable to Directors in a Plan Year shall be timely if made on or before November 30 of the preceding year; provided, however, that with respect to new Directors, Deferral Elections in respect of Compensation payable in the Plan Year in which they become a Director shall be timely if made within 30 days after becoming a Director and applies only to Compensation that is payable for services to be performed subsequent to the date the Deferral Election is made; provided, further, with respect to 2018, Deferral Elections shall be timely made if made within 30 days after the Effective Date.
3.3 Irrevocability. A Deferral Election shall be irrevocable as of the deadline for making elections specified in Section 3.2. A Director may change a Deferral Election in respect of any Plan Year prior to the applicable deadline for such Plan year as specified in Section 3.2.
3.4 Modification. A Deferral Election that has become irrevocable may be modified to elect a later benefit commencement date and/or a different form of distribution permitted under Schedule I, subject to this Section 3.4. However, such modification must be made in accordance with the subsequent deferral election rules under Section 409A of Code and the regulations promulgated thereunder.

ARTICLE 4

TREATMENT OF DEFERRAL AMOUNTS
4.1 Cash Account
On each Allocation Date, an amount reflecting the portion of a Director’s Deferral Amount which would otherwise have been paid to the Director in cash shall be credited to the Director’s Cash Account.
All Deferral Amounts credited to the Cash Account shall be invested in accordance with the terms of Article 5 (the actual deferrals, as adjusted for investments gains (or losses), are collectively referred to herein as the “Cash Account Balance”).
4.2 Stock Unit Account
(a) Allocations. On each Allocation Date, a number of Stock Units reflecting the portion of a Director’s Deferral Amount which would otherwise have been paid to the Director in Common Stock (including upon the settlement of RSUs) shall be credited to the Director’s Stock Unit Account.
(b) Dividends. In the event of a dividend paid with respect to Common Stock, whether in cash, Common Stock or other stock or property of the Company, credits (dividend equivalents) will be made to each Director’s Cash Account and/or Stock Unit Account, as follows:
(i) in the case of a cash dividend, or a dividend of stock of the Company (other than Common Stock) or other property, in each case paid on or after the Effective Date, additional Stock Units will be credited to a Director’s Stock Unit Account with the number of such Additional Stock Units credited to have a fair market value equal to the cash amount of such dividend per share on the date of payment of the dividend (or a fair market value equal to the dividends per share paid in such stock or other property on the date of payment of the dividend, if applicable), and such credits will be initially allocated to the default investment option under the 401(k) Plan;
(ii) in the case of a dividend consisting of Common Stock, the Stock Unit Account will be credited with a number of Stock Units equal to the number of Stock Units in such account on the record date for the payment of such dividend, multiplied by the number of shares of Common Stock paid per share of Common Stock in such dividend.
(c) In the event of any Adjustment Event, the Plan Administrator in good faith shall take such action as it deems necessary to preserve the economic value of each Director’s Stock Unit Account immediately prior to the Adjustment Event to reflect the impact of the Adjustment Event on the Common Stock, including without limitation the making of equitable adjustments to the number of Stock Units credited to the Stock Unit Account and the number and kind of securities or other property deemed to be represented by Stock Units held in the Stock Unit Account. (The actual deferrals plus adjustments pursuant to this Sections 4.2(c) are collectively referred to herein as the “Stock Unit Account Balance”).
(d) All fractional Stock Units to which a Director is entitled shall be credited to the Director’s Stock Unit Account.
4.3 Vesting. A Director shall be fully (100%) vested in his or her Cash Account Balance and Stock Unit Account Balance at all times.

ARTICLE 5

INVESTMENT OF AMOUNTS IN CASH ACCOUNTS
5.1 Investment Options. Each Director shall elect the Investment Options in which Deferral Amounts credited to the Director’s Cash Account shall be deemed to be allocated. A Director’s cash Deferral Amounts may be allocated in one percent increments among one or more of the Investment Options. If the Director allocates less than 100% of his cash Deferral Amounts pursuant to this Section 5.1, unallocated cash Deferral Amounts shall be deemed to be allocated to the default investment option under the Employee DC Plan. A Director may change the allocation for subsequent Deferral Amounts to his or her Cash Account at any time in such manner as the Plan Administrator may prescribe.
5.2 Reallocation Among Investment Options. Each Director may reallocate his or her Cash Account Balance among the Investment Options in one percent increments. Changing Investment Options shall be permitted on a daily basis and shall be effected in such manner as the Plan Administrator may prescribe from time to time, which may include an online alternative.
5.3 Adjustments to Account Balances. The Directors’ Cash Account Balance shall be adjusted for gains (or losses) as if such amounts were actually invested in the Investment Options selected by the Directors. Upon a Director’s cessation of service or cessation of active participation in the Plan for any reason, the balances in the Director’s Cash Account will continue to be allocated among the Investment Options in accordance with this Article 5 until his or her Cash Account Balance has been completely distributed.
ARTICLE 6

PAYMENT
6.1 Payment Upon End of Deferral Period. Payment of the portion of a Director’s Cash Account and/or Stock Unit Account attributable to any Deferral Election shall be made following the end of the applicable Deferral Period at the time and in the manner set forth in this Article 6.
6.2 Payment Method. Payment of amounts credited to a Director’s Cash Account and Stock Unit Account shall be made in accordance with the Payment Method elected by the Director in the applicable Deferral Election and in accordance with Schedule I. For purposes of this Plan, “Payment Method” shall mean, with respect to payments of amounts credited to a Director’s Cash Account and Stock Unit Account pursuant to a Deferral Election, either (i) a lump sum payment or (ii) a number of annual installments specified by the Director in his or her Deferral Election, in each case in accordance with Schedule I. Deferred amounts held pending distribution shall continue to be subject to interest credits and adjustments, as provided in Articles 4 and 5.
6.3 Amount of Payment.
(a) Lump Sum Payment. Subject to Section 5 of Schedule I, if a Director elects a lump sum payment with respect to a Deferral Election, such payment shall consist of (i) cash equal to the value, as of the day preceding the installment payment, of that portion of the Director’s Cash Account Balance which is attributable to such Deferral Election and (ii) shares of Common Stock representing, as of the day preceding the installment payment, the portion of the Stock Unit Account Balance which is attributable to such Deferral Election.
(b) Installment Payments. Subject to Section 5 of Schedule I, if a Director elects annual installments with respect to a Deferral Election, the amount payable under each such installment shall be determined at commencement and recalculated annually thereafter by the Plan

Administrator by dividing the amount attributable to such Deferral Election by the number of installments remaining to be paid (including the applicable installment) and each installment shall be paid as follows: (i) a cash payment equal to the value (calculated in accordance with this Section 6.3(b)) of that portion of the Director’s Cash Account Balance which is attributable to such installment and (ii) a number of shares of Common Stock representing the portion of the Stock Units Account Balance which is attributable to such Deferral Election (calculated in accorance with this Section 6.3(b)) which is attributable to such installment. Notwithstanding the foregoing, if the aggregate amount of the installments payable under this Section 6.3 is less than $25,000, such aggregate amount shall automatically be made in a single lump sum on the date on which the first of such installments would have been made pursuant to the Director’s Deferral Election.
6.4 Accelerated Payment in the Event of Death. Notwithstanding any other provision of the Plan or any Deferral Election, in the event a Director dies prior to receiving distribution of his or her entire Cash Account Balance and Stock Unit Account Balance, payments shall be made to the Beneficiary or, if applicable, to the estate of the Director, in accordance with the applicable Beneficiary designation form then in effect. The Company shall pay to the Beneficiary or, if applicable, to the estate of the Director within thirty (30) days following the Director’s date of death (i) a lump sum cash payment equal to the value of his or her entire Cash Account Balance and (ii) a number of shares of Common Stock equal to the number of Stock Units credited to his or her Stock Unit Account, in each case as of the day preceding the distribution.
6.5 Accelerated Payment Upon a Change in Control. Notwithstanding any other provision of the Plan or any Deferral Election, upon a Change in Control, which constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code, the Company shall pay to each Director within thirty (30) days following the Change in Control (i) a lump sum cash payment equal to the value of his or her entire Account balance which is not invested in the Common Stock Fund and (ii)  a number of shares of Common Stock equal to the number of Stock Units credited to his or her Stock Unit Account, in each case as of the day preceding the distribution.
6.6 Exception for Section 16 of the Exchange Act. Notwithstanding any other provision of the Plan, no payment shall be made pursuant to the Plan if such payment would subject a Director to liability under Section 16 of the Exchange Act, and any such payment shall be delayed until the first date on which such payment may be made without subjecting the Director to such liability.
ARTICLE 7

ADMINISTRATION
7.1 General Powers and Responsibilities of Plan Administrator. The Plan Administrator shall have full authority to construe and interpret the terms and provisions of the Plan, and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts as it shall, from time to time, deem advisable, and otherwise to supervise the administration of the Plan. The Plan Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any Deferral Election hereunder, in the manner and to the extent it shall deem necessary to effectuate the Plan. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Plan Administrator in connection with the Plan shall be in the sole and absolute discretion of the Plan Administrator and shall be final, binding and conclusive. A Director shall not participate in any decision involving a request made by him or her or relating in any way to his or her rights, duties, and obligations as a participant in the Plan (unless such decision relates to all Directors generally and in a similar manner).
7.2 Liability and Indemnification of Plan Administrator. The Plan Administrator shall not be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify the Plan Administrator for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.
ARTICLE 8

AMENDMENT OR TERMINATION OF THE PLAN
The Company, by action of the Board, may amend, modify or terminate the Plan in whole or in part at any time and for any reason without prior notice to or consent of any Director; provided, however, that no amendment, modification or termination of the Plan shall reduce a Director’s Account balance, or change a previously specified Deferral Election as of the date of such amendment, modification or termination.
ARTICLE 9

MISCELLANEOUS
9.1 Shares Subject to Plan. Through the provisions of this Plan relating to Stock Units, it is intended that this Plan constitute the method by which Directors can defer share awards made under the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan or any successor plan thereto. Shares of Common Stock distributed to Directors under this Plan shall be made from the aggregate number of shares of Common Stock reserved for issuance under the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan or any successor plan thereto.
9.2 Nonassignability. Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, any amount payable under the Plan. All amounts payable under the Plan, and all rights to such amounts, are expressly declared to be unassignable and non-transferable. In the case of a Director’s death, payments due under this Plan shall be made in accordance with Section 6.4.
9.3 Designation of Beneficiary. Each Director at the time he or she completes a Deferral Election shall designate a beneficiary (a “Beneficiary”) and a contingent Beneficiary to whom benefits hereunder are to be paid if the Director dies prior to receiving his or her Cash Account Balance and Stock Unit Account Balance. A Director may change his or her Beneficiary designations at any time by filing a revised Beneficiary designation form with the Plan Administrator or such other individual or entity designated by the Plan Administrator. If a Director fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Director, the Company shall pay the Cash Account Balance and Stock Unit Account Balance to the estate of the Director.
9.4 Incapacity. In the event benefits become payable under the Plan after a Director becomes incapacitated, such benefits shall be paid to the Director’s legal guardian or legal representative pursuant to the applicable provisions of Article 6.
9.5 No Right To Continued Service. The terms and conditions of the Plan shall not be deemed to establish, constitute or be evidence of a right of any Director to remain in service as a member of the Board.

9.6 No Right of a Shareholder. Directors shall have none of the rights of shareholders of the Company by reason of their participation in the Plan.
9.7 Tax Withholding. The Company or the Plan Administrator shall have the right to withhold from any payment hereunder amounts sufficient to satisfy all Federal, state, local, or other withholding tax requirements.
9.8 Expenses. The Company will bear all expenses incurred in administering this Plan and no part thereof shall be charged against any Director’s Account or any amounts distributable hereunder.
9.9 Unsecured General Creditor. Directors shall have no legal or equitable rights, interest or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money and stock in the future.
9.10 Successors. The terms and conditions of the Plan and each Deferral Election shall inure to the benefit of and bind the Company and the Directors, and their successors, assigns, and personal representatives.
9.11 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Delaware without giving effect to conflict of laws principles thereof.
Adopted by the Board of Directors: February 26, 2018.

Schedule I

Deferral Elections and Payments/Distributions

1.Subject to Section 3.2 of the Plan, in making a Deferral Election, the Director may elect that distribution of his or her Cash Account and/or Stock Unit Account be made or commence on one of the following benefit commencement dates:

a)specified date following the expiration of a Deferral Period of at least three completed calendar years;

b)upon Termination; or

c)in the calendar year following the calendar year in which falls the date of Termination.

2.If a Director elects in his or her Deferral Election a distribution upon Termination or in the calendar year following Termination pursuant to Section 1(b) or (c) of this Schedule I, he or she shall at the same time elect one of the following forms of distribution of the Cash Account Balance and/or the Stock Unit Account Balance for the applicable Plan Year (as adjusted for the equivalent of earnings and losses thereon pursuant to Article V):

a) Quarterly installments over 5, 10 or 15 years; or

b)Single lump sum.

3.If a Director fails to make an election pursuant to this Section 2 of this Schedule I, he or she shall be deemed to have elected quarterly installments over ten years.

4.If a Director elects a specified date as his or her benefits commencement date pursuant to Section 1(a) of this Schedule I, the Cash Account Balance and the Stock Unit Account Balance shall be automatically be made in a single lump sum or, if elected at the time of his or her Deferral Election, whether or initial or subsequent, in accordance with the terms and conditions of the Plan, in equal annual installments over 2, 3, 4, 5, 10 or 15 years.

5.If distributions are made in installments pursuant to this Schedule I, the amount of each installment shall be determined at commencement and recalculated annually thereafter by the Plan Administrator by dividing the Cash Account Balance and/or the Stock Unit Account Balance (as applicable for such Plan Year) subject to such installment distribution method by the number of installments remaining to be paid (including the applicable installment). Notwithstanding the foregoing, (i) if the Cash Account Balance is less than $25,000 on the benefit commencement date determined pursuant to Section 2 of this Schedule I, distribution shall automatically be made in a single lump sum on the benefit commencement date and (ii) if the value of the Stock Unit Account Balance is less than $25,000 on the benefit commencement date determined pursuant to Section 2 of this Schedule I, distribution shall automatically be made in a single lump sum on the benefit commencement date.

6.On such date as shall be determined by the Plan Administrator on or after the specified date elected by a Director under Section 1(a) of this Schedule I but no later than the end of the calendar month in which the specified payments date falls, there shall be paid to the Director the lump sum or initial installment due him or her in respect of the portion of his or her Cash Account Balance and/or Stock Unit Account Balance covered by such Deferral Election. Subsequent annual installments shall be paid to the Director during each calendar year thereafter in accordance with the Director’s Deferral Election on such date during the month of January or February of such calendar year as the Plan Administrator shall determine.

7.On such date as shall be determined by the Plan Administrator during the calendar month immediately following the end of the calendar quarter in which the Director’s Termination occurs who has elected the date of Termination as his or her benefit commencement date pursuant to Section 1(b) of this Schedule I, there shall be paid to him or her the lump sum or initial installment due him or her in respect of the portion of his or her Cash Account Balance and/or Stock Unit Account Balance covered by such Deferral Election. Subsequent installments due shall be paid to the Director on such date as shall be determined by the Plan Administrator falling during the calendar month immediately following the end of each calendar quarter thereafter in accordance with the Director’s Deferral Election.

8.On such date as shall be determined by the Plan Administrator during the calendar year, following the calendar year in which the Director’s Termination occurs who has elected distribution during such February as his or her benefit commencement date pursuant to Section 1(c) of this Schedule I, but in no event later than the last day of February of such calendar year following the calendar year of Termination, there shall be paid to him or her the lump sum or initial installment due him or her in respect of the portion of his or her Cash Account Balance and/or Stock Unit Account Balance covered by such Deferral Election. Subsequent installments due shall be paid to the Director on such date as shall be determined by the Plan Administrator falling during the calendar month immediately following the end of each calendar quarter thereafter in accordance with the Director’s Deferral Election.